Exhibit 8.1

January 31, 2013

Crescent Financial Bancshares, Inc.

3600 Glenwood Avenue, Suite 300

Raleigh, NC 27612

RE:	Material federal income tax consequences of the Merger provided for in the Agreement and Plan of Merger dated September 25, 2012 (the “Agreement”), between ECB Bancorp, Inc. (“Seller”) and Crescent Financial Bancshares, Inc. (“Buyer”) as described in the Joint Proxy Statement/Prospectus, which constitutes a part of the Registration Statement on Form S-4 filed by Buyer with the Securities and Exchange Commission (the “Registration Statement”)

Dear Ladies and Gentlemen:

You have requested our opinion on the material United States federal income tax consequences of the proposed Merger to Buyer. We have acted as counsel to Buyer in connection with the Merger, in which Seller will merge with and into Buyer in accordance with applicable provisions of Delaware and North Carolina law. This opinion is provided pursuant to Section 7.3(c) of the Agreement. All capitalized terms not otherwise defined herein, shall have the meanings assigned to them in the Registration Statement and the Agreement.

Section 368(a) of the Code provides, in part, that a reorganization includes (a) a statutory merger or consolidation or (b) the acquisition by one corporation, in exchange solely for all of its voting stock, of stock in another corporation if after the acquisition the acquiring corporation has control of the other corporation.

In the Merger, each share of Seller Common Stock, except for shares owned by Seller or Buyer (other than Trust Account Common Shares), shall be converted into the right to receive 3.55 shares of Buyer Common Stock. Each issued and outstanding share of the Seller Series A Preferred Stock shall be converted into the right to receive one share of Buyer Series B Preferred Stock.

Each holder of Seller Shares who would otherwise be entitled to receive a fractional share of Buyer Common Stock shall instead receive an amount of cash, without interest, equal to the product obtained by multiplying (a) the fractional share of Buyer Common Stock to which such holder (after taking into account all Seller shares held at the Effective Time by such holder) would otherwise be entitled by (b) $5.00.

January 31, 2013

In providing our opinion, we have examined, and with your permission we have relied on the representations and warranties contained in and the facts described in the Agreement, the Registration Statement and certain written representations made by officers of Buyer and Seller on behalf of Buyer and Seller, respectively, regarding the Merger (the “Company Certificates”) and such other records, documents, and other instruments as we have deemed appropriate for the purposes of this opinion letter.

In rendering our opinion, we have also relied upon the following assumptions:

(1)	The factual statements and representations set forth above, as well as those contained in the Agreement, the Registration Statement, and the Company Certificates, are true, correct, and complete, and will continue to be true, correct, and complete through and as of the Effective Time, and all such factual statements and representations made “to the best of the knowledge” of any person or party or with similar qualifications are true, correct, and complete, and will continue to be true, correct, and complete through and as of the Effective Time, as if made without such qualifications. The Agreement, the Registration Statement, and the Company Certificates reflect all material facts relating to the Merger, Buyer and Seller.

(2)	The Merger will be consummated in accordance with the terms of the Agreement and as described in the Registration Statement, and none of the terms and conditions therein will have been waived or modified in any respect before the Effective Time.

(3)	Seller’s only outstanding stock (as that term is used in Section 368 of the Internal Revenue Code of 1986, as amended (the "Code")), as of the Effective Time, is the Seller Common Stock and Seller Series A Preferred Stock.

(4)	As to all matters in which a person or entity has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement.

(5)	Other than the Agreement, there are no understandings or agreements between or among the Parties or their Affiliates that bear directly or indirectly on the Merger.

(6)	The Parties will report the Merger on their Federal income tax returns in a manner consistent with the opinions set forth herein, and will comply with all reporting obligations with respect to the Merger required by the Code.

January 31, 2013

(7)	All documents submitted to us as certified, conformed or photostatic copies, and the originals of any such copies, are authentic; all such copies conform to the originals; all signatures on such documents are genuine, and the natural persons so signing possess the legal capacity to do so; and all documents submitted to us in draft or unexecuted form will be timely and validly executed without alteration in any respect.

(8)	The stock ownership attribution rules of Code Section 318 do not apply.

In rendering our opinion, we have not undertaken any independent investigation or verification of any fact or matter set forth in any document or materials or any assumption upon which we have relied (including, without limitation, any statement or representation contained in the Company Certificates), and we expressly disclaim any intent, undertaking, or obligation to make any such investigation or verification. In the course of preparing our opinion, nothing has come to our attention that would lead us to believe that any of the information upon which we have relied in rendering this opinion is incorrect.

Based on the foregoing, and subject to the limitations and qualifications and other matters set forth in this letter, and to the limitations and qualifications set forth in the “Material U.S. Federal Income-Tax Consequences of the Merger” section of the Registration Statement, it is our opinion that for United States Federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Code.

Except as set forth above, we express no opinion as to the tax consequence to any party, whether federal, state, local, or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Agreement and our opinion is limited to the specific conclusions set forth above, and no other opinions are expressed or implied.

The foregoing opinions are being furnished for the purpose referred to in the first paragraph of this opinion letter, and, except as noted below, this opinion letter is not to be used or relied upon for any other purpose without our prior written consent. The opinions set forth herein are made as of the date hereof, and we assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof or if we become aware after the date hereof of any facts that might change the opinions expressed herein. We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement, and to the use of our name under the heading “Material U.S. Federal Income-Tax Consequences of the Merger.” In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder. Except as set forth herein, unless the prior written consent of our firm is obtained, this opinion is not to be quoted or otherwise referred to in any report, proxy statement or registration statement, nor is it to be filed with or furnished to any governmental agency or other person, except as otherwise required by law.

January 31, 2013

This opinion represents our best legal judgment as of the date hereof, but it has no binding effect or official status of any kind. This opinion is based on current provisions of the Internal Revenue Code and Treasury Regulations promulgated thereunder, pertinent judicial authorities, published rulings and other administrative pronouncements of the Internal Revenue Service, and such other authorities as we have considered relevant as of the date hereof. It should be noted that statutes, regulations, judicial decisions, and administrative pronouncements are subject to change at any time, and, in certain circumstances, with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger or any inaccuracy in the factual statements, representations, or warranties upon which we have relied, including those contained in the Agreement, Registration Statement, or the Company Certificates, may affect the continuing validity of the opinions set forth herein. Any material defect in any assumption or representation on which we have relied would adversely affect our opinion.

An opinion of counsel is not binding upon the Internal Revenue Service or the courts. There can be no assurance that the Internal Revenue Service will agree with the opinions set forth herein, or that if challenged by the Internal Revenue Service, the opinion will be sustained by the court. No ruling has been or will be sought from the Internal Revenue Service as to the federal tax consequences of the Merger.

Very Truly Yours,

/s/ Womble Carlyle Sandridge & Rice, LLP
a Limited Liability Partnership